Exhibit 99.1

Edge Petroleum Reports 2006 Operating Results, Smith Acquisition Closing,
2007 Capital Budget and 2007 and 2008 Preliminary Guidance

HOUSTON, Feb. 6 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) reported today that its estimated total proved net reserves of oil and natural gas as of December 31, 2006 were 102 Bcfe. The reserve breakdown was approximately 76.1 Bcf of natural gas, 1.9 million barrels of natural gas liquids and 2.4 million barrels of crude oil and condensate. Approximately 77% of the proved reserves were classified as developed and 86% of the proved reserves were natural gas and natural gas liquids. Edge completed its previously announced acquisition of properties from Smith Production Inc. on January 31, 2007. The table below summarizes Edge’s reserves at December 31, 2006 showing the pro forma effect of the Smith acquisition as if it had occurred on December 31, 2006.

	Edge As of 12/31/06			Edge Pro forma As of 12/31/06

	Estimated Proved Reserves (Bcfe)	% Natural Gas	% Proved Developed	Estimated Proved Reserves (Bcfe)	% Natural Gas	% Proved Developed

South Texas	71	78%	74%	163	79%	71%
Southeast Texas	—	—	—	31	83%	47%
Southeast New Mexico	7	44%	85%	7	44%	85%
South Louisiana	9	77%	100%	9	77%	100%
Mississippi Salt Basin	15	71%	78%	15	71%	78%
Total	102	75%	77%	225	78%	70%

The estimated standardized measure of discounted future net cash flows from Edge’s proved reserves at December 31, 2006 was $228 million and the estimated pre-tax future net cash flows, using a 10% discount rate (the “PV10”), was $267 million. Edge’s standardized measure and PV10, pro forma for the Smith acquisition at December 31, 2006 would have been $398 million and $525 million, respectively. See the table below for a reconciliation of the PV10 to the standardized measure. The average prices used to calculate the PV10 at December 31, 2006 were $61.06 per barrel of oil and $5.62 per MMbtu of gas. This compares to a PV10 of $455 million for the same period a year ago, using prices of $61.04 per barrel of oil and $10.05 per MMbtu of gas.

Proved Reserves as of December 31, 2006

	Edge	Smith	Pro Forma Total

Oil, Condensate, incl. natural gas liquids (MBbls)	4,325	3,898	8,223
Natural Gas (MMcf)	76,146	99,245	175,391
Total MMcfe	102,097	122,631	224,728
Estimated Future Net Revenue Before Income Taxes	$404,622	$498,378	$903,000
Present Value of Estimated Future Net Revenue Before Income Taxes (Discounted 10% annum), “PV10”	266,848	258,224	525,072
Income Taxes (Discounted 10% annum)	(38,506)	(88,883)	(127,389)
Standardized Measure of Discounted Future Net Cash Flows	$228,342	$169,341	$397,683

Edge reported that it drilled a total of 52 wells (28.9 net) in 2006 with an apparent success rate of 83%. Fifty percent of the wells drilled during 2006 were classified as proved undeveloped locations (“PUD’s”). Seven wells were either drilling or being completed as of December 31, 2006.

Total production for the fourth quarter of 2006 is estimated to be 4.0 Bcfe. Full year 2006 production is estimated to be a record 17.3 Bcfe, an increase of 5% over 2005. Edge expects total production for 2007 to be between 27 and 30 Bcfe, an increase of approximately 60%, at the bottom of the estimated range, over 2006. On a daily basis, production averaged approximately 47.3 MMcfe in 2006 and is expected to average between 74 MMcfe and 90 MMcfe per day beginning in February 2007. A summary forecast of the key operational metrics is shown below.

	2006	2007	2008

Wells, Gross	52	80-90	100-120
Production, Bcfe	17.3	27-30	36-38
FYE Reserves, Bcfe	102	240-260	—
Reserve/Production Ratio*	5.9	8-10	—

*	Reserve/production ratio is based upon estimated reserves at year end divided by estimated production for the entire year.

Edge also announced that it has increased its commodity price derivative activity, as shown below, with approximately 55% of 2007’s estimated production and 45% of 2008’s estimated production hedged on an Mcfe basis.

Fiscal Year	Volume	Floor	Cap

	Natural Gas Collars
2007	25,000 MMbtu/D	$7.00	$9.00
	15,000 MMbtu/D	$7.02	$9.00
2008	30,000 MMbtu/D	$7.50	$9.00
	10,000 MMBtu/D	$7.50	$9.02
	Oil Collars
2007	400 BO/D	$70.00	$87.50
	Oil Swap	Fixed Price
2007	600 BO/D	$66.00
2008	1,500 BO/D	$66.00

Edge further reported that its Board of Directors has approved a record capital spending budget, exclusive of acquisitions, for 2007 of approximately $140 million, expected to be funded entirely from internally generated cash flow. Approximately 80% of the planned capital budget is directed toward well operations with about 15% directed to land and seismic activity. Approximately 60% of the total capital budget is expected to be spent in south Texas.

John W. Elias, Edge’s Chairman, President & CEO, reporting on the 2006 results and the 2007 budget and plan noted, “We established a record production level in 2006, but we are disappointed in our 2006 operating results when compared against our original expectations for the full year. Much of our effort during the last half of the year was focused on the pursuit of a number of identified transactions that we believed would significantly transform the company and catapult it to a new plateau from which the company could continue to grow in a profitable manner. The Smith acquisition closed on January 31, 2007, and as a result we have a very substantial increase in our proven reserves, daily production, reserve life index and a balanced inventory of very attractive exploratory and development prospects that we believe provide us with the potential to significantly grow the company in 2007 and beyond.

“In addition, now that we have increased our ownership and gained operational control of Chapman Ranch as a result of our late 2006 acquisition, we intend to exploit the significant resource potential that we still believe exists in this field. We have several development locations yet to be drilled and our technical team has identified deeper untested potential in the field as well as other untested leads in the surrounding area that we have under lease and/or option, all of which we expect to better define with the new 3-D seismic we are currently shooting.

“Our 2007 budget and plan calls for the drilling of 80 to 90 wells along with sizeable new investments in land and seismic. We forecast preliminary capital expenditures to be approximately $140 million for this program, all funded from our operating cash flow. We believe our 2007 program will result in a 150% to 200% reserve replacement, after giving effect to the reserves from the Smith acquisition. The acquired properties, Edge’s existing properties and the combined exploitation and exploration opportunities leave us with a future resource potential in excess of 500 Bcfe on a net risked basis. We expect that many of the 2007 investments will bear new fruit for us in 2008, where we currently envision a capital expenditure program that could be in excess of $175 million, drilling over 100 wells, funded from the cash flow generated by 36 to 40 Bcfe of production.

“Also, we are in the process of adding professional people, across all departments, which we believe is necessary to efficiently handle our increased activity level for 2007 and beyond. We recognize that experienced personnel are highly sought after in our industry and finding the quality people we want is a challenge. However, we have been patient but very persistent in our search for quality new hires and thus far, our efforts have resulted in our hiring some really top notch people. In an effort to stay on schedule with our planned activities in 2007, we intend to supplement our staff with contract and consultant personnel until we are able to find and hire the quality people we want to add to our team.

“Finally, as a result of our recently completed common and preferred stock offerings we have restored our financial flexibility such that we can confidently focus on executing our 2007 program and be in a position to pursue other attractive investment opportunities that we believe will add to shareholder value. Quite frankly we couldn’t be more excited about our future than we are at this time.”

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge common stock is listed on the NASDAQ Global Select Market under the symbol “EPEX”.

Statements regarding the consummation of any transaction mentioned, any benefits, effects or terms thereof, future development and exploration opportunities, guidance, forecast, metrics, future reserves, production, drilling, ratios, budgets, expenditures, company future, resource potential, estimated reserves, and any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, costs and difficulties related to the acquisition, evaluation and integration of acquired businesses and assets, approval of future budgets, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, increased costs and delays attributable to oilfield services and equipment, and the ability of the company to meet its business and financial goals and other factors included in Risk Factors and elsewhere in Edge’s most recent 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Cautionary Note to Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this document, such as resource potential that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These terms include reserves with substantially less certainty than proved reserves. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, File No. 0-22149, available from us at 1301 Travis, Suite 2000, Houston, Texas 77002. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

 SOURCE  Edge Petroleum Corporation
          -0-                                                  02/06/2007
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /